Exhibit 10.34

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 30th day of November, 2006, by and between CFRI/DOHERTY UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Buyer”), and joined in for the limited purposes set forth herein by CHICAGO TITLE INSURANCE COMPANY, as escrow agent (“Escrow Agent”).

BACKGROUND

A. This Agreement is made with reference to the following real and personal property (collectively, the “Property”):

(i) That certain real property in Norwood, Massachusetts, commonly known as 825 University Avenue, more particularly described on Exhibit A hereto and shown as Parcel 1 on Exhibit A-1 hereto (the “New Subdivision Plan”), and intending to convey to the centerline of the area marked “Roadway (Private)” as shown on Exhibit A-1, in accordance with MGL c. 183 Section 58, together with all easements, rights and privileges appurtenant thereto (the “Land”);

(ii) The building (the “Building”) on the Land, together with all improvements appurtenant thereto (the Building and such improvements being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

(iii) All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, owned by Seller and located within the Real Property, but expressly excluding any of the foregoing owned or leased by any tenant (the “Personalty”); and

(iv) All intangible property used or useful in connection with the foregoing, including, without limitation, all contract rights, guarantees, licenses, permits and warranties, specifically excluding therefrom all names and/or trade names used in connection with the Property.

B. Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the Purchase Price and on the other terms and conditions hereinafter set forth.

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

1. Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.

2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be TWENTY EIGHT MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($28,800,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1. Deposit. Within one (1) day following the date of this Agreement, Buyer shall deliver to Escrow Agent, in immediately available federal funds, to be held in escrow and delivered in accordance with this Agreement, a cash deposit in the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (together with interest thereon, the “Deposit”).

2.2. Payment at Closing; Funding Agreement. At the consummation of the transaction contemplated hereby (the “Closing”), and subject to all other terms and conditions of this Agreement, Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

3. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

3.1. Authority. Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware and qualified to do business in the Commonwealth of Massachusetts, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized.

3.2. No Conflict. To Seller’s actual knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing. To Seller’s actual knowledge, no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

3.3. FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

3.4. Leases. There are no leases in effect relating to the Property other than the Leases (the “Leases”) set forth on Exhibit B. There are no outstanding tenant improvement allowances or brokerage fees due in connection with any of the Leases.

3.5. Contracts. There are no service contracts in effect relating to the Property other than the service contracts (the “Service Contracts”) set forth on Exhibit C.

3.6. Condemnation and Litigation. Seller has not received notice of any pending or threatened condemnation or taking relating to the Property. There is no pending or, to Seller’s knowledge, threatened litigation affecting the Property.

3.7. Compliance with Law. Seller has not received notice from any governmental authority of any alleged violation by the Property of applicable laws or codes.

3.8. Hazardous Materials. Seller has no knowledge of the unlawful presence or release of Hazardous Materials (as defined in Section 4.4.4) on or from the Real Property except as disclosed in the Property Information.

3.9. Property Documents. Seller has provided or made available to Buyer all third party reports relating to the physical condition of the Property to the extent in Seller’s possession or control.

3.10. OFAC Compliance. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or executive orders are collectively referred to herein as the “Orders”). Seller agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Buyer for Buyer’s review and inspection during normal business hours and upon reasonable prior notice.

Neither Seller nor any beneficial owner of Seller:

(i) is listed on the Specifically Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (collectively, the “Lists”);

(ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii) is owned or controlled by, or acts for or on behalf of, any person or entity listed on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iv) shall transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

3A. Limitations Regarding Representations and Warranties. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge,” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of John J. Doherty, Juan Prieto and Michael Boujoulian, without any obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

Seller shall have no liability whatsoever to Buyer with respect to any matters disclosed in any document delivered to Buyer by Seller or on any exhibit attached hereto, including without limitation the “Property Information” (defined in Section 4.8) or with respect to any information discovered by Buyer prior to the Closing. If Buyer obtains knowledge of any such matters before the Closing, Buyer may consummate the acquisition of the Property subject thereto if Buyer determines to proceed with the purchase of the Property pursuant to Article 4; provided, however, if Buyer obtains knowledge (i) that any representation or warranty is untrue in any material respect, or (ii) of any new matters first disclosed by Seller to Buyer between the end of the Inspection Period and the Closing, which matters materially and adversely affect the value to Buyer of the transactions contemplated by this Agreement, then in either event, Buyer may as its exclusive remedy terminate this Agreement and receive a refund of the Deposit upon written notice prior to the Closing. Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder except as expressly provided for herein. The foregoing shall not affect Buyer’s rights under Section 4.1 hereof.

4. Conditions Precedent to Buyer’s Obligations. All of Buyer’s obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

4.1. Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

4.2. Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

4.3. Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein.

4.4. Inspection Period; Access; Purchase “As Is”.

4.4.1. During the Inspection Period (hereinafter defined), Buyer, its agents and representatives, shall be entitled to enter upon the Property (as coordinated through Seller’s property manager), upon reasonable prior notice to Seller, to perform surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to review and verify the accuracy of the Property Information (as hereafter defined). Before entering upon the Property, Buyer shall furnish to Seller, and shall cause each agent and representative of Buyer entering the Property to furnish to Seller, evidence of general liability insurance coverage in the amount of $2,000,000 naming Seller as an additional insured. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller’s operations at the Property or interfere with any tenant’s operations at the Property, and the scheduling of any inspections shall take into account the timing and availability of access to tenants’ premises, pursuant to tenants’ rights under the Leases or otherwise. If Buyer wishes to engage in any testing which will damage or disturb any portion of the Property, Buyer shall obtain Seller’s prior consent thereto, which may be refused or conditioned as Seller may deem appropriate. Without limiting the generality of the foregoing, Seller’s written approval (which, notwithstanding the foregoing, may be granted, withheld or conditioned in Seller’s sole discretion) shall be required prior to any invasive or other testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements in connection with Buyer’s environmental due diligence and due diligence with respect to Hazardous Materials. Buyer shall repair any damage to the Property occurring as a result of its inspections, and indemnify, defend and hold harmless Seller from any and all liabilities, claims, losses, suits, demands, costs and expenses resulting therefrom. The foregoing indemnification (a) shall survive Closing or the termination of this Agreement, (b) shall not apply to any loss or damage caused by Seller’s or its agent’s gross negligence, and (c) shall not apply to Buyer’s mere discovery of existing conditions, so long as the Buyer does not exacerbate the same.

During the Inspection Period, Seller shall, at Buyer’s request, arrange for Buyer’s representatives to conduct a tenant interview with a representative of each tenant under the Leases, provided that a representative of Seller shall be entitled to be present at any such interview or any other meeting between Buyer and any tenant. Buyer shall also have the right to interview Seller’s property manager, provided that a representative of Seller shall be present at any such interview or any other meeting between Buyer and Seller’s property manager.

4.4.2. The term “Inspection Period,” as used herein, shall mean the period ending at 1:00 p.m. Eastern Time on December 4, 2006. The Closing hereunder is contingent upon the election by Buyer to proceed with the transaction contemplated hereby on or prior to the expiration of the Inspection Period (which determination shall be made by Buyer in its sole and absolute discretion). In the event Buyer elects to proceed with the transaction contemplated hereby, Buyer shall notify Seller in writing of its election to do so by giving written notice of such election to Seller on any day prior to and including the final day (until 1:00 p.m. Eastern Time) of the Inspection Period, in which case the contingency provided for in this

Section 4.4.2 no longer shall be applicable, and this Agreement shall continue in full force and effect. In the event Buyer does not so notify Seller in writing prior to the expiration of the Inspection Period, Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer so terminates this Agreement, at Seller’s written request Buyer shall make available to Seller, without representation or warranty as to accurateness or completeness, copies of title, survey, environmental, engineering and other due diligence materials obtained by or on behalf of Buyer, but excluding any proprietary financial, legal or similar analysis.

4.4.3. Except as expressly set forth in this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability or fitness for a particular purpose.

Buyer acknowledges and agrees that upon Closing Seller shall sell and convey to Buyer and Buyer shall accept the Property “as is, where is, with all faults,” except to the extent expressly provided otherwise in this Agreement. Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, any prospectus or offering memorandum distributed with respect to the Property) made or furnished by Seller, the managers of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, except for those representations expressly set forth in this Agreement or those representations (if any) expressly set forth in any of the documents executed by Seller in connection with the Closing. Buyer also acknowledges that the purchase price reflects and takes into account that the Property is being sold “as-is.”

Buyer acknowledges receipt of the environmental reports and other information listed on Exhibit D (and acknowledges that the reports and information referred to therein were made available to Buyer), and represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary or desirable to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations, and Buyer, upon Closing, shall be deemed to have waived, relinquished and released Seller (and Seller’s members, and its and their respective members, officers, directors, shareholders, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and Seller’s members, and its and their respective members, officers, directors, shareholders, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws or the presence of Hazardous Materials and any and all other acts, omissions, events, circumstances or matters regarding the Property, provided, however, that the release and waiver set forth herein is not intended and shall not be construed to affect or impair any rights or remedies Buyer may have against Seller as a result of a breach of any representation of Seller hereunder or of any covenants or obligations of Seller expressly set forth in this Agreement, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.

The provisions of this section shall survive Closing or any termination of this Agreement.

4.4.4. Buyer agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as hereinafter defined) in, on, above or beneath the Real Property or emanating therefrom, then the Buyer waives any rights it may have against Seller in connection therewith including, without limitation, under CERCLA (defined below), and Buyer agrees that it shall not (i) implead the Seller, (ii) bring a contribution action or similar action against the Seller or (iii) attempt in any way to hold the Seller responsible with respect to any such matter. The provisions of this Section 4.4.4 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder. The foregoing shall not impair any rights or remedies Buyer may have against Seller as a result of a breach of any representation of Seller hereunder or of any covenants expressly set forth in this Agreement, subject to the terms and limitations on Seller’s liability as set forth elsewhere in this Agreement.

4.5. Survey. Buyer may, at Buyer’s cost and expense, obtain an ALTA “as-built” survey of the Property (the “Survey”). Buyer shall have until the expiration of the Inspection Period within which to examine the Survey. If Buyer objects to any matter disclosed on the Survey, Buyer shall, within such time period, notify Seller in writing, indicating in reasonable detail the nature and reasons for Buyer’s objection. In the event Buyer so notifies Seller of Buyer’s disapproval of any such matter, Seller may elect (but shall have no obligation whatsoever) to attempt to cure any disapproved matter within thirty (30) days from receipt of such notice (the “Survey Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or three (3) business days after such matter is cured. Prior to the expiration of the Inspection Period, Seller shall notify Buyer if Seller intends to attempt to effectuate such cure, provided that if Seller makes no election, it shall be deemed to have elected not to cure. If Buyer does not terminate this Agreement during the Inspection Period, Buyer shall be deemed to have waived objection to any matter shown on the Survey or any matter which a physical inspection of the

Property as of the date hereof would have revealed, and agreed to accept title subject thereto, without reduction in the Purchase Price. In the event Seller gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure within the Survey Cure Period, Buyer’s sole rights with respect thereto shall be to terminate this Agreement within two (2) business days after the expiration of the Survey Cure Period, in which event the Deposit, and all interest earned thereon, shall be returned to Buyer, provided if Buyer does not so terminate this Agreement within two (2) business days after the expiration of the Survey Cure Period, Buyer shall be deemed to have waived objection to any such survey matter and agreed to accept title subject thereto, without reduction in the Purchase Price. Buyer shall be deemed to have approved (and shall take title subject to) any matters which could be depicted by a survey of the Property as of the date of the Survey, and which matters were not objected to by Buyer prior to the expiration of the Inspection Period.

4.6. Title. Buyer may, at Buyer’s cost and expense, obtain a complete title report or commitment with respect to the Property (with copies of all instruments listed as exceptions to title) (the “Title Commitment”). Buyer shall promptly provide Seller with a copy of any title commitment or report obtained by Buyer. Buyer shall have until the expiration of the Inspection Period within which to examine said title report. If Buyer objects to any matters disclosed in the title report, Buyer shall, within said time period, notify Seller in writing, specifying the objectionable matters. In the event Buyer so notifies Seller of Buyer’s objection to any such matter, Seller may elect (but shall have no obligation whatsoever) to attempt to cure any such matters within thirty (30) days from receipt of such notice (the “Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or ten (10) days after such matter is cured. Prior to the expiration of the Inspection Period, Seller shall notify Buyer if Seller intends to attempt to effectuate such cure. If Buyer does not terminate this Agreement during the Inspection Period, Buyer shall be deemed to have waived objection to any such matter listed on Buyer’s title report or commitment or which an examination of record title to the Property as of the effective date of such title report or commitment would have revealed, and agreed to accept title subject thereto, without reduction in the Purchase Price; provided that the foregoing shall not apply to any matters of record which were recorded by Seller prior to the effective date of such title report or commitment and which are not shown in Buyer’s Title Commitment or to matters which Seller is otherwise obligated to cure in accordance with the terms of this Agreement. In the event Seller gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure within the Title Cure Period, Buyer’s sole rights with respect thereto shall be to terminate this Agreement within two (2) business days after the expiration of the Title Cure Period, in which event the Deposit, and all interest earned thereon, shall be returned to Buyer, provided that if Buyer does not so terminate this Agreement within two (2) business days after the expiration of the Title Cure Period, Buyer shall be deemed to have waived objection to any such title matter and agreed to accept title subject thereto, without reduction in the Purchase Price. Notwithstanding the foregoing, Seller shall cause all monetary and financing liens and encumbrances on the Property created by Seller (or expressly assumed by Seller in writing) and which may be cured by payment of a fixed sum (other than liens for non-delinquent real property taxes) to be paid at Closing. Notwithstanding the foregoing, Buyer hereby waives objection to those certain Orders of Conditions recorded with the Norfolk County Registry of Deeds in Book 24252, Page 452 and in Book 24252, Page 471 and those certain Certificates of Compliance recorded in (i) Book 24273, Page 522, (ii) Book

24273, Page 526, (iii) Book 24273, Page 527 and (iv) Book 24273, Page 531 of said deeds, and agrees to accept title subject thereto.

4.7. New Matters. Subject to the provisions of Sections 4.5 and 4.6 above, between the expiration of the Inspection Period and the date of Closing, no new survey or new title matter not approved or deemed approved by Buyer pursuant to this Section 4.7 shall have been first created subsequent to the date the Survey or first recorded subsequent to the effective date of the Title Commitment, unless the same is discharged or released at or prior to Closing; provided that if the matter is created by a tenant and the tenant is obligated to remove the same pursuant to the terms of its Lease, then so long as such matters are of an ascertainable amount and cost less then $50,000 in the aggregate to cure, Buyer shall nevertheless be obligated to proceed with the Closing. If any such new survey or title matters do arise after the expiration of the Inspection Period, Buyer shall have until the earlier of (a) the Closing Date, and (b) five (5) days following its first obtaining knowledge of such matter(s), to notify Seller in writing, specifying the objectionable matters. In the event Buyer so notifies Seller of Buyer’s objection to any such matter, Seller may elect (but shall have no obligation whatsoever) to attempt to cure (by causing the same to be discharged or released from the Property) any such matters within thirty (30) days from receipt of such notice (the “Additional Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or ten (10) days after such matter is cured. Within five (5) business days after receiving Buyer’s notice, Seller shall notify Buyer if Seller intends to attempt to effectuate such cure (by causing the same to be discharged or released from the Property). In the event Seller gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure within the Additional Title Cure Period, Buyer’s sole rights with respect thereto shall be to terminate this Agreement within two (2) business days after the expiration of the Additional Title Cure Period, in which event the Deposit, and all interest earned thereon, shall be returned to Buyer, provided that if Buyer does not so terminate this Agreement within two (2) business days after the expiration of the Additional Title Cure Period, Buyer shall be deemed to have waived objection to any such title matter and agreed to accept title subject thereto, without reduction in the Purchase Price. In the event Seller fails to give such notice of its intention to attempt to effectuate such cure, Buyer’s sole rights with respect thereto shall be to terminate this Agreement within two (2) business days after the expiration of the Seller’s Title Notice Period, in which event the Deposit, and all interest earned thereon, shall be returned to Buyer.

4.8. Property Information; 3-14 Audit Documents.

4.8.1. General. Seller has previously provided or made available to Buyer the property information listed in Exhibit D, which Seller acknowledges contains each of the following, in each case to the extent Seller possesses the same: (i) all Leases, Lease abstracts, and Lease files, (ii) a current rent roll and aging receivables report (for the current year and last three calendar years), (iii) a current operating report containing income and expenses for the current year and last three prior years, (iv) all existing environmental and soils assessments, correspondence and reports, (v) copies of the property tax bills for the current and prior year, (vi) all surveys, (vii) the most recent preliminary title report or title insurance policy, (viii) all service, labor, management and maintenance contracts and agreements affecting the Property, (ix) copies of all documents regarding litigation, liens or threatened claims, (xi) all building reports, structural reports, and engineering data, and (xii) a list of personal property existing in which Seller has an interest (collectively, the “Property Information”).

Buyer acknowledges and agrees that (i) Buyer will, during the Inspection Period, have an opportunity to review and verify the accuracy of the Property Information, (ii) Seller has not independently verified the accuracy or completeness of any of the Property Information, (iii) Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the Property Information, and (iv) Seller shall have no liability to Buyer as a result of any inaccuracy or incompleteness of any of the Property Information.

4.8.2. 3-14 Audit. Buyer has informed Seller that it is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14 Audit” (the “Buyer’s 3-14 Audit”). In connection with the performance of Buyer’s 3-14 Audit, Seller shall, without any representation or warranty as to the accurateness or completeness of its deliveries or answers: (a) during the Inspection Period, make available to Buyer (to the extent it has already done so), the Buyer’s 3-14 Audit Documents (as defined below); and (b) provide to Buyer in written form, as determined by Seller, answers to the questions relating to the Property which are set forth in Exhibit Q. The Buyer’s 3-14 Audit Documents shall mean those documents described in Exhibit Q attached hereto to the extent in existence and in Seller’s possession. Buyer hereby acknowledges that Seller has satisfied all of its obligations under this Section 4.8.3.; provided that Seller hereby agrees to respond to any continuing requests of Buyer relating to the Buyer’s 3-14 Audit consistent with Exhibit Q attached hereto.

4.9. Assigned Contracts. To Seller’s knowledge, the Property Information contains all construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to the Real Property (collectively, the “Contracts”). Except as to Contracts that, prior to the expiration of the Inspection Period, Buyer notifies Seller to continue, all Contracts shall be terminated by Seller as of Closing. Buyer shall give notice to Seller, not later than the expiration of the Inspection Period, of the Contracts which shall continue after Closing, and such Contracts, if assignable by Seller (collectively, the “Assigned Contracts”), shall be assigned to and assumed by Buyer at Closing.

4.10. Subdivision Release Punchlist Items. In connection with the release of the Land from the provisions of that certain Norwood Subdivision Control Law Form H Covenant Conditional Approval Contract dated March 10, 2005 recorded in Book 23132, Page 192 of the Norfolk, Massachusetts Registry of Deeds pursuant to that certain Release of Covenant dated November 8, 2006 and recorded in Book 24308, Page 85 of the Norfolk, Massachusetts Registry of Deeds, following the Closing, Seller shall pursue completion of the so-called “punchlist” items identified on Exhibit N attached hereto, for which security in the amounts set forth thereon has been provided to the Town of Norwood to ensure the completion of the same. In the event Seller has not completed such punchlist items within twelve (12) months following the Closing, Buyer may complete such punchlist items and Seller shall promptly reimburse Buyer for the costs incurred by Buyer in connection with the same. The provisions of this Section 4.10 shall survive the Closing and shall not be subject to the Floor and Cap set forth in Section 10.2 hereof.

4.11. Estoppel Certificates. Buyer shall have received prior to the Closing Date a tenant estoppel certificate from Instron Corporation, substantially in the form attached hereto as

Exhibit J-1, and a tenant estoppel certificate from LTX Corporation (“LTX”), substantially in the form attached hereto as Exhibit J-2 (each, a “Tenant Estoppel Certificate”), provided that (a) a Tenant Estoppel Certificate shall not be deemed unsatisfactory merely because any tenant qualifies any statement or certification therein by a “best of knowledge” standard or similar provision, (b) the Tenant Estoppel Certificate from LTX shall not be deemed unsatisfactory if LTX refuses to certify as to items 6 through 18 in its Tenant Estoppel Certificate, (c) such Tenant Estoppel Certificates (i) shall not disclose the existence of any default by Landlord under the Lease referenced therein, (ii) shall not contain any information that is materially inconsistent with the information contained in the applicable Lease, and (iii) shall not contain any information that is materially inconsistent with the information contained in the rent roll or operating statements delivered to Buyer prior to the expiration of the Inspection Period, except to the extent such inconsistent information is ascertainable by reviewing the terms and provisions of the applicable Lease and (d) notwithstanding the foregoing clause (c), if Seller obtains a Tenant Estoppel Certificate from either Tenant and delivers the same to Buyer, Buyer shall be deemed to have accepted the same in satisfaction of this Section 4.11 unless Buyer provides its written objection to Seller within five (5) business days or prior to the Closing, whichever is sooner. Seller shall promptly send to each tenant at the Property a Tenant Estoppel Certificate in the form required hereunder. Furthermore, the Tenant Estoppel Certificate from LTX shall not be deemed unsatisfactory if LTX identifies all or any of the items identified on Exhibit P hereof as remaining obligations of the landlord under the LTX Lease; provided that at Closing, Seller agrees to place into escrow with Escrow Agent an amount equal to 125% of the estimated cost to complete any such obligations identified by LTX as set forth on Exhibit P in accordance with the terms of an Escrow Agreement substantially in the form of Exhibit R attached hereto, and following the Closing, Buyer shall have the right to draw upon such escrowed funds as reimbursement for any out of pocket costs incurred by it in completing such obligations. If the actual costs incurred by Buyer in completing such work exceed the amount escrowed pursuant to the provisions of this Section 4.11, Seller shall, upon receipt of detailed invoices therefor, reimburse Buyer for any such excess amounts. Any funds remaining in escrow following the completion of such obligations shall be returned to Seller. The provisions of this Section 4.11 shall survive the Closing.

4.12. Intentionally Omitted

4.13. Subdivision Plan. Seller shall have recorded the New Subdivision Plan with the Norfolk, Massachusetts Registry of Deeds.

5. Failure of Conditions. In the event that any condition precedent to Buyer’s obligation to Close has not been satisfied on or before the Closing Date, Seller shall then have the option to extend the Closing Date for a period of up to thirty (30) Business Days to satisfy such condition(s). If the conditions specified in such notice are not satisfied within such thirty (30) Business Day period, then Buyer shall have the option as its exclusive remedy, of (1) accepting such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (2) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit shall be returned to Buyer.

6. New Leases and Lease Modifications.

6.1. Buyer Approval. Seller shall not, without the written consent of Buyer, which consent shall not be unreasonably withheld prior to the expiration of the Inspection Period, but which consent may be withheld in Buyer’s sole discretion thereafter, (i) effect any material modification to any Lease, (ii) renew or extend the term of any Lease except pursuant to the terms of an existing Lease, or (iii) enter into any new Lease or cancel or terminate any Lease.

6.2. Termination for Default. Notwithstanding anything in this Agreement to the contrary, Seller may cancel or terminate any Lease or commence collection, summary process or other remedial action against any tenant without Buyer’s consent upon the occurrence of a default by the tenant under said Lease; provided that following the expiration of the Inspection Period, Seller shall not so cancel or terminate any Lease without Buyer’s consent.

6.3. Conduct During Escrow.

6.3.1. Operation of Property. Seller covenants and agrees that it shall operate and manage the Property in the same manner as prior to the date of this Agreement. None of the Personalty shall be removed from the Property by Seller.

6.3.2. No Further Encumbrance. From and after the Effective Date, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Buyer at the Closing).

6.3.3. Future Notices. Seller shall promptly deliver to Buyer any notices it may hereafter receive from time to time that, if not delivered to Buyer, would cause the representations and warranties set forth in Section 3 herein to be untrue if made after Seller’s receipt of any such notices.

6.3.4. SNDA’s. Seller shall promptly send to each tenant at the Property a subordination, non-disturbance and attornment agreement in the form provided by Buyer and shall request that such tenants execute and deliver the same; provided that the execution and delivery of the same shall not be a condition to Buyer’s obligation to proceed with the Closing.

7. Closing; Deliveries.

7.1. Time of Closing. The Closing will take place at the office of the Escrow Agent in Irvine, California via an escrow closing on December 5, 2006 (the “Closing Date”), subject to extensions as expressly provided for herein. As used in this Agreement, “business day” shall mean any day which is not a Saturday, Sunday or legal holiday in Boston, Massachusetts or Irvine, California. If any date on which the closing would occur by operation of this Agreement is not a business day in Boston, Massachusetts, the Closing shall occur on the next business day. Buyer shall have the right, upon written notice to Seller prior to the scheduled Closing Date, to adjourn the Closing for up to two (2) periods of fifteen (15) days each; provided that at the time of each such adjournment, Buyer shall deliver to Escrow Agent, in immediately available federal funds, the amount of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00), which amount shall be treated as part of the Deposit hereunder.

7.2. Seller Deliveries. On or prior to the Closing Date, Seller shall deliver to Escrow Agent the following, and it shall be a condition to Buyer’s obligation to close that Seller shall have delivered the same to Escrow Agent:

7.2.1. A Massachusetts Quitclaim Deed to the Real Property, duly executed and acknowledged by Seller and substantially in the form of Exhibit E, subject to such matters as are approved or deemed approved by Buyer pursuant to Sections 4.5, 4.6 and 4.7 and to the matters listed on Exhibit E.

7.2.2. A bill of sale for the Personalty from Seller, substantially in the form of Exhibit F, duly executed by Seller.

7.2.3. An Assignment and Assumption of Interest in Leases from Seller, substantially in the form of Exhibit G, duly executed and acknowledged by Seller.

7.2.4. An Assignment of Warranties and Permits from Seller, substantially in the form of Exhibit H, duly executed by Seller.

7.2.5. An Assignment and Assumption of Contracts, relating solely to the Assigned Contracts from Seller, substantially in the form of Exhibit I, duly executed by Seller.

7.2.6. All architectural and engineering drawings and specifications, utilities layout plans, topographical plans and the like in Seller’s possession and owned by Seller used in the construction, improvement, alteration or repair of the Improvements.

7.2.7. Originals or copies certified by Seller of all Leases, records, Assigned Contracts, other materials identified in the Exhibits hereto, and all other books, records and files maintained by Seller’s property manager relating to the construction, leasing, operation and maintenance of the Property.

7.2.8. A notice to each tenant in the form of Exhibit O, executed by Seller, advising of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer at the address provided by Buyer at Closing.

7.2.9. The affidavit and indemnity for the benefit of the Title Company, in the form attached as Exhibit K hereto.

7.2.10. A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit L, duly executed by Seller.

7.2.11. A certification by Seller that all representations and warranties made by Seller in Article 3 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.2.12. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.3. Buyer Deliveries. On or prior to the Closing Date, Buyer shall deliver to Escrow Agent the following, and it shall be a condition to Seller’s obligation to close that Buyer shall have delivered the same to Escrow Agent:

7.3.1. In accordance with Seller’s instructions, a wire transfer in the amount required under Section 2.2 hereof (subject to the adjustments provided for in this Agreement).

7.3.2. A certification by Buyer that all representations and warranties made by Buyer in Article 16 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.3.3. The Assignment and Assumption Interest in Leases referred to in Section 7.2.3, duly executed and acknowledged by Buyer.

7.3.4. The Assignment and Assumption of Contracts referred to in Section 7.2.5. duly executed and acknowledged by Buyer.

7.3.5. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.4. Declaration. Buyer acknowledges and agrees that prior to Closing, Seller shall have the right to enter into and record a Declaration of Covenants, Easements and Restrictions in substantially the form of Exhibit M hereto (the “Declaration”). Buyer hereby approves the Articles of Organization, Bylaws and Shareholder Agreement of 825-835 University Avenue Business Park Association, Inc. attached as Exhibits M-1, M-2 and M-3, respectively, and in connection with the Closing, Buyer shall execute and deliver the Shareholder Agreement in the form attached as Exhibit M-3 hereto.

8. Apportionments; Taxes; Expenses.

8.1. Apportionments.

8.1.1. Taxes and Operating Expenses. All real estate taxes, charges and assessments affecting the Property (“Taxes”), all charges for water, electricity, sewer rental, gas, telephone and all other utilities (“Operating Expenses”), to the extent not paid directly by tenants, and all common area maintenance charges billed to tenants on an estimated basis (“CAM Charges”) shall be prorated on a per diem basis as of the date of Closing based on the periods to which they relate and are applicable and regardless of when they are payable. Until such time as the Land and the remaining real property of Seller are separately taxed, taxes shall be allocated in accordance with the provisions of the Declaration. If any Taxes have not been finally assessed as of the date of Closing for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted when and if final bills are issued. If any Operating Expenses or CAM Charges cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and readjusted within 120 days after the end of the calendar year in which the Closing occurs. Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general. Each of Seller and Buyer shall pay at Closing (or cause the Escrow Agent to pay) all Taxes estimated to be due or becoming due during the remainder of the current fiscal tax year of the Town of Norwood as evidenced by the current bills therefor, in accordance with their proportionate shares as set forth in the Declaration.

8.1.2. Rent. Except for delinquent rent, all rent collected under the Leases shall be prorated to the date of Closing. Delinquent rent shall not be prorated but shall remain the property of Seller. Payments received from tenants from and after the date of Closing shall be applied first to rents then due for the current period and then to rents delinquent as of the date of Closing. Buyer shall use reasonable efforts to collect delinquent rents for the benefit of Seller, and shall cooperate with Seller in the collection of any delinquent amounts, which reasonable efforts and cooperation shall be limited to sending tenants monthly bills for the payment of delinquent rent during the first twelve (12) month period following the Closing. For purposes of this Section, “delinquent rent” shall mean rent more than 30 days past due. To the extent Seller receives any rent from tenants following the Closing, Seller shall promptly remit the same to Buyer for adjustment in accordance with the provisions hereof.

Security deposits under both the Instron Corporation Lease and the LTX Lease are held by Seller in the form of letters of credit, copies of which have previously been provided to Buyer. Seller shall at Closing assign its rights thereunder to Buyer at no expense to Buyer and shall thereafter cooperate reasonably with Buyer in respect to the reissuance of any such letters of credit in the name of Buyer, provided that such reissuance may not occur until after Closing; provided further, that to the extent following the Closing but prior to the reissuance of any applicable letter of credit by the issuing bank thereof a default by a tenant under a Lease occurs which entitles the Landlord thereunder to draw upon any such letter of credit, Seller shall use commercially reasonable efforts to draw upon such letter of credit on behalf of and at the request of Buyer; provided that Buyer shall indemnify Seller for any costs or damages incurred by Seller in connection therewith. This Section 8.1.2 shall survive delivery of the deed.

8.1.3. Charges under Assigned Contracts. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts shall be prorated on a per diem basis as of the date of Closing.

8.1.4. Additional Rent Reconciliation. To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, “Expenses”) is paid by tenants to landlord under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Expenses to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Expenses to the estimated payments at the Closing. If, as of the Closing, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual Expenses as of the Closing, Buyer shall receive a credit in the amount of such excess. If, as of the Closing, Seller has received additional rent payments that are less than the amount that tenants would be required to pay based on the actual Expenses as of the Closing, Buyer shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which the tenants’ payments of such deficient amounts are received by Buyer. Buyer shall use diligent efforts to collect such deficient amounts post-Closing, which diligent efforts shall be limited to sending tenants monthly bills for the payment of such deficient amounts during the first twelve (12) month period following the Closing. The provisions of this Section 8.1.4 shall survive the Closing.

8.2. Expenses. Each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Buyer, in addition to its other expenses, shall pay at Closing (1) all recording charges incident to the recording of the deed for the Real Property, (2) premiums for any coverage under Buyer’s title insurance policy, (3) survey cost for its own survey and (4) one-half of the fees, costs and expenses of Escrow Agent and the costs of any taxes assessed thereon. Seller, in addition to its other expenses, shall pay at Closing (1) all documentary stamps, deed stamps and realty transfer taxes, and (2) one-half of the fees, costs and expenses of Escrow Agent and the costs of any taxes assessed thereon.

9. Damage or Destruction; Condemnation; Insurance. If at any time prior to the date of Closing there is Material (as defined below) damage or destruction to the Property, or if all or any Material portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then, at Buyer’s option, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

For purposes hereof, “Material” shall mean, as to (a) damage or destruction to the Property, damage to the Property that (i) costs in excess of $1,000,000 to repair and that cannot be repaired or restored to its original condition prior to Closing, (ii) materially adversely affects access to, or parking on, the Property, (iii) results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property in each case in any material way, or (iv) entitles a tenant to terminate its Lease, and (b) condemnation of any portion of the Property, condemnation that (i) results in the taking of any portion of the Property valued in excess of $1,000,000, (ii) materially adversely affects access to, or parking on, the Property, (iii) results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property in each case in any material way, or (iv) entitles a tenant to terminate its Lease.

If there is any Material damage or destruction or condemnation or taking, as above set forth, and if Buyer elects not to terminate this Agreement as therein provided or is not permitted to terminate this Agreement because such damage or destruction or condemnation is not Material, then (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any costs of collection and any sums expended in restoration, and at Closing, Buyer shall be receive to a credit towards the Purchase Price equal to the amount of any deductible on the applicable insurance policy(ies) and the amount of any uninsured loss; provided that if the amount of such uninsured loss which Seller would be obligated to credit to Buyer exceeds $100,000, Buyer may elect to either (a) accept a credit of $100,000 and proceed to the Closing with no further credit or adjustment to the Purchase Price or

(b) terminate this Agreement, in which case the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

Seller shall promptly notify Buyer following any damage or destruction to, or any condemnation of, the Property.

10. Remedies.

10.1. Buyer Default. If Buyer fails to purchase the Property when it is obligated to do so under the terms of this Agreement, then Seller shall, as its sole remedy therefor, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default, and this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages.

10.2. Seller Default. In the event Seller breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under this Agreement, Buyer may, as its exclusive remedy therefor, subject to the next paragraph of this Section 10.2, either (i) enforce specific performance of this Agreement against Seller (provided that Buyer shall be deemed irrevocably to have waived this remedy unless it institutes suit seeking specific performance within forty-five (45) days of the scheduled time of Closing), or (ii) terminate this Agreement and receive a return of the Deposit, except that in the case of any breach of a representation, warranty or covenant of Seller which survives the closing, if Buyer closes, Buyer shall be entitled, as its sole remedy, to recover its actual damages therefor.

Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller’s interest in the Property, (or upon consummation of the transaction contemplated hereunder, to the net proceeds of the sale thereof actually received by Seller), and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller’s other assets (if any) or against any of Seller’s members (or their constituent members or partners) or any member, director, officer, employee, beneficiary or shareholder of any of the foregoing. Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the property or this transaction unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand Dollars ($25,000.00) (the “Floor”), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer’s actual damages not in excess of Five Hundred Fifty Thousand Dollars ($500,000.00) in the aggregate (the “Cap”), and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, provided, however, the foregoing cap on liability shall not apply to any of the amounts that may be owing to Buyer under the provisions of Sections 14 and 8.1 herein.

11. Confidentiality. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 4.4 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer’s consultants, lenders and investors on a “need to know” basis, unless Buyer is compelled to disclose such documents, material or information by law or by subpoena, in which event Buyer shall give Seller immediate notice of receipt of any such subpoena and a reasonable opportunity in light of the circumstances to object to and vacate the same. Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of Buyer’s breach of this Section 11. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the Property Information and any other documents, material or information regarding the Property or the transaction supplied to Buyer by Seller or its agents. Notwithstanding the foregoing or anything stated to the contrary elsewhere in this Agreement, nothing contained in this Agreement shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to the Property (i) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (ii) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by KBS Real Estate Investment Trust (the “REIT”), and (iii) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors. The provisions of this Section 11 shall survive the termination of this Agreement but shall no longer be applicable following Closing in accordance with the terms of this Agreement.

12. Possession. Possession of the Property shall be surrendered to Buyer and all keys to the Improvements delivered to Buyer at Closing, subject to the rights of tenants under the Leases.

13. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

13.1. If to Seller:	c/o Commonfund Realty, Inc. 15 Old Danbury Road P.O. Box 812 Wilton, CT 06897 Attention: James Keary Phone: (203) 563-5187 Fax: 203-834-0828 Email: jkeary@cfund.org

With a copy to:	Cabot, Cabot & Forbes of New England, Inc. 125 Summer Street – 18th Floor Boston, MA 02110 Attention: John J. Doherty Phone: (617) 603-4000 Fax: (617) 603-4033 Email: jaydoherty@ccfne.com

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: William R. O’Reilly, Jr., Esq. Phone: (617) 526-6210 Fax: (617) 526-5000 Email: william.o’reilly@wilmerhale.com

13.2. If to Buyer:	KBS Capital Advisors LLC
590 Madison Avenue, 40th Floor
New York, New York 10022
Attention: Shannon Hill
Phone: (212) 644-6662, Ext. 227
Fax: (212) 644-1372

With a copy to:	Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
Attention: L. Bruce Fischer, Esq.
Phone: (949) 399-7145
Fax: (949) 399-7001

And a copy to:	James Chiboucas, Esq.
620 Newport Center Drive, Ste. 1300
Newport Beach, California 92660
Phone: (949) 417-6555
Fax: (949) 417-6523

13.3. If to the Escrow Agent to:	Chicago Title Insurance Company
16969 Von Karman Avenue Suite 200 Irvine, California 92614 Attention: Joy Eaton Phone: (949) 263-0123 Fax: (949) 263-0356 Email: eatonj@ctt.com

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by telecopy or e-mail, with an original followed by regular mail or overnight courier service. Any such notice or communication shall be effective when delivered or when delivery is refused.

14. Brokers. Seller represents to the Buyer that it has not dealt with any broker or agent in connection with this transaction other than Cushman & Wakefield of Massachusetts, Inc. (“Seller’s Broker”). Buyer represents to Seller that it has not dealt with any broker or agent in connection with this transaction. Seller shall pay Seller’s Broker a commission pursuant to a separate agreement, if, as and when the Closing and funding occur, but not otherwise. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 14. The provisions of this Section 14 shall survive Closing or the termination of this Agreement.

15. Escrow Agent. Escrow Agent hereby acknowledges receipt by Escrow Agent of the initial earnest money deposit paid by Buyer to be applied to the Purchase Price. Escrow Agent agrees to hold, keep and deliver said initial deposit and all other sums delivered to it pursuant hereto including, without limitation, the additional deposit in accordance with their terms and provisions of this Agreement. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the negligence or willful misconduct of, or breach of this Agreement, by Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an Escrow Demand from either Buyer or Seller in accordance with the provisions hereinafter set forth. Upon receipt by Escrow Agent from either Buyer or Seller (the “Notifying Party”) of any notice or request (the “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the “Notified Party”). If within seven (7) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further, Escrow Agent shall have the right at all times to pay all sums held by it into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent’s obligations hereunder shall terminate. Notwithstanding the foregoing, upon written request by Buyer at any time prior to the expiration of the Inspection Period, Buyer shall (without the consent or approval of Seller) be entitled to the return of the Deposit if Buyer terminates this Agreement.

15.1. Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 10.1. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller. Buyer’s taxpayer identification number is 20-2197591.

15.2. Escrow Agent Authorized to Complete Blanks. If necessary, Escrow Agent is authorized, at the direction of Seller and Buyer or their respective counsels, to insert the Closing Date in any blanks in the Closing documents.

15.3. Recordation and Delivery of Funds and Documents. When Buyer and Seller have satisfied their respective Closing obligations under Sections 7.2 and 7.3 hereof and each of the conditions under Section 4 hereof have either been satisfied or waived, at the direction of Seller and Buyer or their respective counsels, Escrow Agent shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Buyer’s and Seller’s Closing instructions:

(a) Prorations. Prorate and allocate all matters as described in Section 8.1 hereof;

(b) Funds. Disburse funds deposited by Buyer with Escrow Agent towards payment of all items chargeable to the account of Buyer pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

(c) Recording. Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Buyer’s and Seller’s Closing instructions; and

(d) Document Delivery. Deliver originals and conformed copies of all documents to Seller and Buyer, as appropriate.

16. Representations of Buyer. Buyer represents and warrants that:

16.1. Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

16.2. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

16.3. Source of Funds. Buyer has or will at Closing have available to it funds sufficient to pay the full Purchase Price and otherwise comply with the provisions of this Agreement. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining financing for the purchase of the Property.

16.4. OFAC Compliance. Buyer is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of the OFAC and the Orders. Buyer agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for Seller’s review and inspection during normal business hours and upon reasonable prior notice.

Neither Buyer nor any beneficial owner of Buyer:

(i) is listed on the Lists;

(ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii) is owned or controlled by, or acts for or on behalf of, any person or entity listed on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iv) shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

17. Miscellaneous.

17.1. Assignability. Buyer shall not have the right to assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without the consent thereto by Seller. However, Buyer may, without Seller’s approval but upon prior notice to Seller, assign or transfer such rights and obligations to the

REIT or to an entity wholly owned (directly or indirectly) by the REIT. No assignment shall release the Buyer named herein from any obligation or liability under this Agreement.

17.2. Governing Law; Bind and Inure. This Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.3. Recording. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach of Buyer, entitling Seller to terminate this Agreement.

17.4. Time of the Essence. Time is of the essence of this Agreement.

17.5. Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7. Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

17.8. Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith; provided, however, that any suit or action for breach of any of the representations or warranties set forth herein must be commenced within one hundred eighty (180) days after the Closing or any claim based thereon shall be deemed irrevocably waived. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the deed and shall not survive the Closing.

17.9. Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, concurrently with the Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

17.10. Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

17.11. Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.12. Counterparts; Electronic Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile and electronically transmitted signatures shall for all purposes be treated as originals.

17.13. Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

17.14. Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 17.14 with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

17.15. No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

17.16. Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

17.17. Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day, and including the last day, unless the last day is a legal holiday in Boston, Massachusetts or Irvine, California or a Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Eastern time, and (b) all time periods shall expire at 6:00 p.m. Eastern time.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

CFRI/DOHERTY UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company

By:	CFRI University Avenue, L.L.C., a Delaware limited liability company, its managing member

	By:	CFRI Boston, LLC, a Delaware limited liability company, its sole member

		By:	CRI Property Trust, a Maryland real estate investment trust, its sole member

			By:	/s/ Authorized Signatory
Name:
Title:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

An original, fully executed copy of this Agreement, together with the initial Deposit, has been received by the Escrow Agent this _______ day of ___________, 2006, and by execution hereof the Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Authorized Signatory
Name:
Title:

List of Exhibits

Exhibit A	-	Description of the Land
Exhibit A-1	-	New Subdivision Plan
Exhibit B	-	List of Leases
Exhibit C	-	List of Service Contracts
Exhibit D	-	List of Property Information, Including Environmental Reports
Exhibit E	-	Form of Deed
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Form of Assignment and Assumption of Interest in Leases
Exhibit H	-	Form of Assignment of Warranties and Permits
Exhibit I	-	Form of Assignment and Assumption of Contracts
Exhibit J-1	-	Form of Instron Tenant Estoppel Certificate
Exhibit J-2	-	Form of LTX Tenant Estoppel Certificate
Exhibit K	-	Form of Title Affidavits and Indemnities
Exhibit L	-	Form of Non-Foreign Affidavit
Exhibit M	-	Form of Declaration
Exhibit M	-	Form of Articles of Organization
Exhibit M	-	Form of Bylaws
Exhibit M	-	Form of Shareholder Agreement
Exhibit N	-	Subdivision Approval Punchlist
Exhibit O	-	Form of Tenant Notice
Exhibit P	-	LTX Landlord Obligations
Exhibit Q		Buyer’s 3-14 Audit Inquiries
Exhibit R		Form of Escrow Agreement for LTX Obligations (if applicable)

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